                                                                Exhibit 11 (b)

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)


                                                                      Three Months Ended
                                                                       September 30, 1996
                                                                  Primary           Fully Diluted
Net earnings available for common stockholders                    $25.9                    $25.9
                                                                  ======                   =====
Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                                  46.9                     46.9
Common stock equivalents:
  Restricted stock                                                   .2                       .2
  Non qualified stock options                                       2.1                      2.2
Adjusted weighted average number of shares of
common stock outstanding during the period                         49.2                     49.3
                                                                   =====                    ====
Earnings per share                                                 $0.53                    $0.53
                                                                   =====                    =====




See Note 3 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.